Exhibit 10.15

Enable Midstream Partners, LP

Summary of Named Executive Officer Compensation

The following is a summary of compensation paid to the named executive officers and newly appointed President and Chief Executive Officer of Enable Midstream Partners, LP.

Base Salary

The following table sets forth the annual base salary of our seconded named executive officers, effective January 1, 2014, and newly appointed President and Chief Executive Officer, effective February 1, 2014:

Name and Position	Base Salary
Lynn L. Bourdon, III	$600,000
President and Chief Executive Officer

E. Keith Mitchell	$400,000
Chief Operating Officer

Stephen E. Merrill	$350,000
Executive Vice President of Finance and Chief Administrative Officer

Long Term Incentive Plan

Our named executive officers and our newly appointed President and Chief Executive Officer are eligible to receive long term equity-based awards under our long term incentive plan, which are intended to compensate the officers based on the performance of our common units and their continued employment during the vesting period, as well as align their long term interests with those of our unitholders.

Short Term Incentive Plan

Our named executive officers and our newly appointed President and Chief Executive Officer are eligible to receive awards under our short term incentive plan, which are intended to encourage a high level of performance through the establishment of predetermined entity, business unit and/or individual goals, the attainment of which will require a high degree of competence and diligence on the part of those employees selected to participate, and which will be beneficial to us and our unitholders.

Additional Compensation of our President and Chief Executive Officer

Mr. Bourdon will receive a signing bonus of $2,000,000.

Mr. Bourdon will also receive an award of common units valued at $3,000,000 upon the completion of our initial public offering, which will vest on the fourth anniversary of the completion of such offering and may be forfeited in its entirety under certain circumstances. He will also be eligible to receive an additional payment of $3,000,000 on August 1, 2014 and additional payments of $1,500,000 on February 1, 2015, 2016 and 2017, subject to his continuous employment with us through those dates and certain other conditions.

Mr. Bourdon will also be eligible to participate in our employee benefit plans and programs, including a medical benefits plan and a 401(k) plan, when they are established. Until they are established, Mr. Bourdon will receive similar benefits from a third-party provider pursuant to an agreement between us and the third party.

Additional Named Executive Officer Compensation

Mr. Mitchell, Mr. Merrill and Mr. Schroeder are eligible to receive awards under our short and long term incentive plans.

Our named executive officers will also be eligible to participate in our employee benefit plans and programs, including a medical benefits plan and a 401(k) plan, when they are established. Until they are established, our named executive officers will receive similar benefits from OGE Energy or CenterPoint Energy, as applicable.